Upstream Bio Reports Third Quarter 2024 Financial Results and Recent Business Highlights

– Advancing Phase 2 clinical trials of verekitug in patients with severe asthma and CRSwNP –

– Commenced startup for a Phase 2 clinical trial in COPD; on track for first patient to be dosed in H2 2025 –

– Completed upsized IPO with gross proceeds of approximately $293 million, extending runway through 2027 –

WALTHAM, Mass. – November 7, 2024 - Upstream Bio, Inc. (Nasdaq: UPB), a clinical-stage company developing treatments for inflammatory diseases, with an initial focus on severe respiratory disorders, today reported financial results for the third quarter ended September 30, 2024, and provided a summary of recent business highlights.

“At Upstream Bio, we continue to make significant progress toward developing verekitug, the only monoclonal antibody currently in clinical development that targets and inhibits the thymic stromal lymphopoietin (TSLP) receptor, in severe respiratory diseases with substantial unmet needs. We expect to report top-line data from our ongoing Phase 2 clinical trials in severe asthma and chronic rhinosinusitis with nasal polyps (CRSwNP) in the second half of 2026 and the second half of 2025, respectively. In addition, we have initiated planning activities for a Phase 2 clinical trial in chronic obstructive pulmonary disease (COPD), and we anticipate dosing our first patient in this program in the second half of 2025,” said Rand Sutherland, M.D., Upstream Bio’s Chief Executive Officer. “Our recently completed initial public offering has provided us with sufficient capital to fund our planned operations through 2027, which will support our strategy of leveraging verekitug’s unique mechanism of action to improve treatment options for patients living with severe inflammatory diseases.”

Dr. Sutherland continued, “This quarter, we also presented data from our Phase 1b multiple ascending dose trial of verekitug in asthma patients. PK/PD modeling of data from this study demonstrated that verekitug is highly potent, with an approximately 50% greater effect on fractional exhaled nitric oxide (FeNO) than has been previously reported with tezepelumab. Our ongoing Phase 2 clinical trials are testing two extended dosing intervals of 12 and 24 weeks for patients with severe asthma, and 12 weeks for patients with CRSwNP, to determine whether verekitug’s potency will translate to a differentiated clinical profile, both from the standpoint of efficacy and dosing frequency.”

Third Quarter 2024 and Recent Business Highlights

•
Oral presentation of Phase 1b data at the European Respiratory Society (ERS) Conference: In September, Upstream Bio presented clinical data from its Phase 1b multiple ascending dose trial of verekitug in adults with asthma. Predictive modeling based on observed pharmacodynamic (PD) and pharmacokinetic (PK) parameters suggested that verekitug may exhibit high potency in asthma patients, with an approximately 1.5-fold greater maximal predicted reduction of FeNO compared to that reported for tezepelumab. PK/PD modeling predicted that verekitug 100 mg once every 12 weeks (Q12W) and 400 mg once every 24 weeks (Q24W) dosing regimens could maintain trough serum levels above FeNO EC90 levels for >95% of the dosing interval, supporting testing of these dosing regimens in the ongoing Phase 2 VALIANT clinical trial for verekitug in severe asthma. As previously reported, verekitug was well tolerated at all dose levels tested. Verekitug also demonstrated rapid and substantial treatment effects, including 100% TSLP receptor occupancy after one dose, up to 54% reduction in FeNO and up to 65% reduction in blood eosinophils at 12 weeks. These findings were sustained for up to 24 weeks after the last dose.
•
Completed upsized initial public offering (IPO): In October, Upstream completed its upsized IPO, raising approximately $293 million in gross proceeds before deducting underwriting discounts and commissions and other offering expenses. Upstream issued 17,250,000 shares of common stock at an offering price of $17.00 per share, which included 2,250,000 shares issued upon the full exercise by the underwriters of their option to purchase additional shares of common stock.
•
Appointed biotech finance leader, Daniella Beckman, to Board of Directors: In October, Upstream appointed Daniella Beckman to its Board of Directors as an independent director and chair of the Audit Committee. Ms. Beckman has more than 20 years of financial and operational leadership experience in the biotechnology industry, and currently serves as Chief Financial Officer of Tango Therapeutics. Ms. Beckman also serves on the boards of directors of Blueprint Medicines Corporation and Vor Biopharma Inc., and previously served on the boards of directors of 5:01 Acquisition Corp. and Translate Bio, Inc.

Third Quarter 2024 Financial Results

As of September 30, 2024, Upstream had cash, cash equivalents and short-term investments of $220.7 million, as compared to $109.8 million as of December 31, 2023. Upstream’s cash, cash equivalents and short-term investments as of September 30, 2024, together with net proceeds from the closing of its IPO in October 2024 of approximately $268.7 million, is expected to fund planned operations through 2027.

Research and development expenses were $15.4 million for the quarter ended September 30, 2024, compared to $7.8 million for the same period in 2023. The increase of $7.6 million was primarily driven by an increase in clinical and manufacturing expenses related to our verekitug program.

General and administrative expenses were $4.1 million for the quarter ended September 30, 2024, compared to $2.2 million for the same period in 2023. The increase of $1.8 million was primarily driven by an increase in personnel expenses.

Net loss was $16.0 million for the quarter ended September 30, 2024, compared to a net loss of $3.1 million for the same period in 2023. The increase of $12.9 million was largely due to increased research and development and general and administrative expenses, and other income recorded due to a change in the value of preferred stock right tranche liabilities.

Upcoming Events

Upstream Bio expects to participate in the following conferences:

•
Piper Sandler 36th Annual Healthcare Conference, December 3-5, 2024
•
43rd Annual J.P. Morgan Healthcare Conference, January 13-16, 2025
•
45th Annual TD Cowen Healthcare Conference, March 3-6, 2025

About Upstream Bio

Upstream Bio is a clinical-stage biotechnology company developing treatments for inflammatory diseases, with an initial focus on severe respiratory disorders. The Company is developing verekitug, the only known antagonist currently in clinical development that targets the receptor for thymic stromal lymphopoietin, a cytokine which is a clinically validated driver of inflammatory response positioned upstream of multiple signaling cascades that affect a variety of immune mediated diseases. The Company has advanced this highly potent monoclonal antibody into separate Phase 2 trials for the treatment of severe asthma and chronic rhinosinusitis with nasal polyps and plans to initiate development in chronic obstructive pulmonary disease. Upstream Bio’s team is committed to maximizing verekitug’s unique attributes to address the substantial unmet needs for patients underserved by today’s standard of care. To learn more, please visit www.upstreambio.com.

Upstream Bio intends to use the investor relations page on its website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor its website in addition to following press releases, filings with the Securities and Exchange Commission (SEC), public conference calls, presentations and webcasts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These statements may be identified by words such as "aims," "anticipates," "believes," “continue,” "could," "estimates," "expects," "forecasts," "goal," "intends," "may," "plans," "possible," "potential," “predict,” “project,” "seeks," “should,” “target,” "will" and variations of these words or similar expressions. Any statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, express or implied statements regarding: the clinical development of verekitug for the treatment of severe asthma, CRSwNP and COPD, including the initiation, timing, progress and results of ongoing and planned clinical trials; expectations regarding the safety, efficacy or tolerability of verekitug; Upstream’s expected operating expenses and capital expenditure requirements, including its cash runway through 2027; and participation at upcoming conferences. Any forward-looking statements in this press release are based on Upstream’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Readers are cautioned that actual results, levels of activity, safety, efficacy, performance or events and circumstances could differ materially from those expressed or implied in Upstream’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to: Upstream’s ability to advance verekitug through clinical development, and to obtain regulatory approval of and ultimately commercialize verekitug on the expected timeline, if at all; the initiation, timing, progress and results of clinical trials; Upstream’s ability to fund its development activities and achieve development goals; Upstream’s dependence on third parties to conduct clinical trials and manufacture verekitug, and commercialize verekitug, if approved; Upstream’s ability to attract, hire and retain key personnel, and protect its intellectual property; Upstream’s financial condition and need for substantial additional funds in order to complete development activities and commercialize verekitug, if approved; regulatory developments and approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities; Upstream’s competitors and industry; and other risks and uncertainties described in Upstream’s current and future filings with the SEC, including those described from time to time under the caption “Risk Factors.” Upstream explicitly disclaims any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in its expectations or any changes in events, conditions or circumstances on which any such statement is based except to the extent required by law, and claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact:
Michael Gray
Chief Financial Officer and Chief Operating Officer
ir@upstreambio.com

Media Contact:
Teri Dahlman
Red House Communications
teri@redhousecomms.com

UPSTREAM BIO, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(IN THOUSANDS)

(UNAUDITED)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$32,948	$25,833
Short-term investments	187,711	83,977
Accounts receivable - related party	607	98
Prepaid expenses and other current assets	6,007	7,088
Total current assets	227,273	116,996
Property and equipment, net	578	159
Operating lease right-of-use assets	1,914	43
Deferred offering costs	2,741	—
Restricted cash	194	—
Total assets	$232,700	$117,198
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,899	$1,990
Accrued expenses and other current liabilities	5,297	4,480
Operating lease liabilities, current portion	678	45
Total current liabilities	10,874	6,515
Operating lease liabilities, net of current portion	1,263	—
Preferred stock tranche right liability	—	2,874
Total liabilities	12,137	9,389

Redeemable convertible preferred stock (Series A, B)	380,874	230,935
Stockholders’ deficit:
Common stock	3	3
Additional paid-in capital	8,873	4,824
Accumulated other comprehensive income	351	21
Accumulated deficit	(169,538)	(127,974)
Total stockholders’ deficit	(160,311)	(123,126)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$232,700	$117,198

UPSTREAM BIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Collaboration revenue - related party	$607	$621	$1,757	$1,930
Operating expenses:
Research and development	15,433	7,788	41,193	20,245
General and administrative	4,067	2,219	12,010	7,469
Total operating expenses	19,500	10,007	53,203	27,714
Loss from operations	(18,893)	(9,386)	(51,446)	(25,784)
Other income (expense):
Change in fair value of preferred stock
tranche right liabilities	—	4,773	2,859	14,542
Interest income	2,904	1,527	7,047	2,646
Other expense, net	(3)	(16)	(24)	(108)
Total other income, net	2,901	6,284	9,882	17,080
Net loss	$(15,992)	$(3,102)	$(41,564)	$(8,704)